Exhibit 7.2

INTEREST IN SECURITIES OF THE ISSUER

	# OF ACPT		% OF ACPT
	SHARES		SHARES	VOTING	DISPOSITIVE
	OWNED		OWNED	POWER	POWER
James Michael Wilson	86,397		1.7%	Sole	Sole
	21,350	(1)	0.4%	Shared	Shared

Interstate Business Corporation	1,549,976		29.8%	Sole	Sole

Wilson Securities Corporation	86,101		11.3%	Sole	Sole

Wilson Family L.P.	21,350		0.4%	*	*

James J. Wilson	15,289		0.3%	Sole	Sole

Barbara A. Wilson	50		0.0%	Sole	Sole

Kevin J. Wilson	86,397		1.7%	Sole	Sole

Elizabeth W. Weber	86,397		1.7%	Sole	Sole

Thomas B. Wilson	86,397		1.7%	Sole	Sole

Mary P. Wilson	86,397		1.7%	Sole	Sole
	21,350	(1)	0.4%	Shared	Shared

Brian J. Wilson	86,397		1.7%	Sole	Sole

*See Footnote 1.

(1)  Reporting person is a General Partner of The Wilson Family L.P.  The management and control of the business and affairs of the partnership are vested jointly in the General Partners, thus reporting person shares voting and dispositive power over Common Shares owned by Wilson
     Family L.P.